Exhibit 10.11

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 24, 2008 by and between HCP, Inc. (formerly known as Health Care Property Investors, Inc.), a Maryland corporation (together with its successors and assigns, “Corporation”), and JAMES F. FLAHERTY III (“Officer”).

RECITALS

WHEREAS, Corporation and Officer entered into that certain Employment Agreement dated as of October 26, 2005 (the “Prior Employment Agreement”);

 WHEREAS, Corporation and Officer desire to amend and restate the Prior Employment Agreement upon the terms set forth in this Agreement; and

WHEREAS, Corporation desires to continue to employ Officer as its Chief Executive Officer and President, and Officer is willing to accept such employment by Corporation, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

AGREEMENT

THE PARTIES AGREE AS FOLLOWS:

1.             Duties.  During the Employment Period (as defined below), Officer agrees to be employed by and to serve Corporation as its Chief Executive Officer and President.  Corporation agrees to employ and retain Officer in such capacities.  Officer shall report to Corporation’s Board of Directors (the “Board”) and at all times during the Employment Period shall have powers and duties commensurate with the positions of Chief Executive Officer and President of a company the size and nature of the Corporation.  Officer shall devote substantially all of Officer’s business time, energy, and skill to the performance of Officer’s duties for Corporation and shall hold no other employment.  Nothing herein shall preclude Officer from serving on (and receiving compensation for) boards of directors of other for-profit business entities as the Board approves in writing, which approval shall not be unreasonably withheld or engaging in a reasonable level of charitable activities and community affairs, including serving on charitable, community or educational boards or from managing his personal and family investments provided that such activities do not materially interfere with the effective discharge of his duties and responsibilities to Corporation.  For purposes of clarity, on May 4, 2007, the Board approved Officer’s service on the University of Notre Dame Board of Trustees.

2.             Term of Employment.

(a)           Definitions.  For purposes of this Agreement the following terms shall have the following meanings:

(i)            “Termination For Cause” shall mean termination by the Board of Officer’s employment with Corporation by reason of Officer’s: (A) willful and continued failure to substantially perform his duties with Corporation after a written demand for substantial performance is delivered to Officer by the Board, which demand, based on a good faith determination of the Board after reasonable inquiry, specifically identifies the manner in which the Board believes that Officer has not substantially performed his duties (except for any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure after Officer’s issuance of a Notice of Termination (as defined in Section 2(a)(viii)) either (1) for Good Reason (as defined in Section 2(a)(iii), or (2) in connection with a Covered Resignation (as defined in Section 2(a)(iv)), (B) willful and continued failure to substantially follow and comply with the specific and lawful directives of the Board, as reasonably determined by the Board after a written demand for substantial performance is delivered to Officer by the Board, which demand, based on a good faith determination of the Board after reasonable inquiry, specifically identifies the manner in which the Board believes that Officer has not substantially performed his duties (except for any such failure resulting from Officer’s incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a Notice of Termination for Good Reason or in connection with a Covered Resignation), (C) willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to Corporation, or (D) willful engagement in illegal conduct or gross misconduct, in each case which is materially and demonstrably injurious to Corporation; provided, however, that Officer’s employment shall not be deemed to have been terminated in a Termination For Cause if such termination took place as a result of any act or omission believed by Officer in good faith to have been in the best interests of Corporation.  Notwithstanding the foregoing, Officer shall not be deemed to have been terminated in a Termination for Cause unless and until there shall have been delivered to Officer a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to Officer and an opportunity for Officer, together with Officer’s counsel, to be heard before the Board, and after the reasonable opportunity to cure contemplated by clause (A) or (B) above in the case of a termination pursuant to either such clause), finding that in the Board’s good faith opinion Officer had engaged in conduct set forth above in this Section 2(a)(i) and specifying the particulars thereof in reasonable detail.

(ii)           “Termination Other Than For Cause” shall mean termination by Corporation of Officer’s employment hereunder other than (A) a Termination For Cause, (B) a termination due to Officer’s Disability, or (C) in circumstances where a Termination Upon a Change in Control is applicable.

(iii)          “Termination For Good Reason” shall mean termination by Officer of his employment hereunder for Good Reason, other than in circumstances where a Termination Upon a Change in Control is applicable.  “Good Reason” shall mean, without Officer’s express written consent (except in the case of Section 2(a)(iii)(G)), the occurrence of any of the following circumstances unless, in the case of Sections 2(a)(iii)(A), (B), (D), (E), (F), (G), (H) or (I), such circumstances are fully corrected (provided such circumstances are capable of correction) within 30 days after a written demand for substantial performance is delivered to Corporation by Officer:

(A)          the assignment to Officer of any duties inconsistent with Officer’s duties pursuant to Section 1, the failure to elect or reelect Officer as Chief Executive Officer and President of Corporation and as a member of the Board, or the removal by Corporation or the Board of Officer from any such position, or any other action by Corporation that results in a material diminution in Officer’s position, authority, duties or responsibilities as Chief Executive Officer and President of Corporation;

(B)           a change in the reporting structure such that Officer reports to someone other than the Board;

(C)           Corporation’s reduction of Officer’s rate of Base Salary or Target Bonus as in effect on the Effective Date or as the same may be increased from time to time;

(D)          the relocation of Corporation’s offices at which Officer is principally employed as of the Effective Date (“Officer’s Principal Location”) to a location more than thirty (30) miles from such location, or Corporation’s requiring Officer to be based anywhere other than Officer’s Principal Location, except for required travel on Corporation’s business to an extent substantially consistent with Officer’s business travel obligations prior to the Effective Date;

(E)           Corporation’s failure to pay to Officer any portion of Officer’s current compensation or to pay to Officer any portion of an installment of deferred compensation due under any deferred compensation program of Corporation, including any deferred performance award, within seven (7) days of the date such compensation is due;

(F)           a material reduction in Officer’s level of participation in any of Corporation’s short and/or long-term incentive compensation plans, employee benefit or retirement plans, or policies, practices or arrangements in which Officer participated in during the Employment Period; provided, however, except as set forth in clause (C) above, that reductions in the levels of participation in any such plan, policy, practice or arrangement shall not be deemed to be “Good Reason” if Officer’s reduced level of participation in each such plan, policy, practice or arrangement remains substantially consistent (both in terms of the amount of benefits provided and the level of Officer’s participation relative to other participants as existed prior to the reduction) with the level of participation of Corporation’s other senior executive officers in each such plan, policy, practice or arrangement;

(G)           Corporation’s failure to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business assets of Corporation within 15 days after a merger, consolidation, sale or similar transaction (without regard to whether or not Officer consented to such transaction); or

(H)          any purported termination of Officer’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2(a)(viii) hereof (and, if applicable, the requirements of Section 2(a)(i) hereof), which purported termination shall not be effective for purposes of this Agreement.

Officer’s right to terminate Officer’s employment pursuant to this Section 2(a)(iii) shall not be affected by Officer’s incapacity due to physical or mental illness.  Officer’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.  After a Change in Control, any good faith determination by Officer that Good Reason exists as to circumstances arising upon, after or in connection with such Change in Control shall be presumed correct and shall be binding upon Corporation.

(iv)          “Covered Resignation” shall mean a termination by Officer of Officer’s employment with Corporation by Officer providing a Notice of Termination within the thirty (30) day period following the first anniversary of the occurrence of a Change in Control.

(v)           “Voluntary Termination” shall mean termination by Officer of Officer’s employment by Corporation other than (i) a Termination For Good Reason, (ii) a termination pursuant to a Covered Resignation, or (iii) a termination by reason of Officer’s death or Disability.

(vi)          “Termination Upon a Change in Control” shall mean (A) a termination by Officer of Officer’s employment with Corporation (1) pursuant to a Covered Resignation, or (2) for Good Reason at any time by delivering upon or within the two-year period following a Change in Control a Notice of Termination to Corporation, or (B) a termination by Corporation of Officer’s employment, other than a Termination For Cause or upon Disability, at any time by delivering upon or within the two-year period following a Change in Control a Notice of Termination to Officer; in each case other than a termination by reason of Officer’s death.

(vii)         “Change in Control” shall be deemed to occur if:

(A)          any Person (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Corporation representing 25% or more of the combined voting power of Corporation’s then outstanding securities entitled to vote generally in the election of directors (“Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (A), the following shall not constitute a Change in Control: (1) any acquisition by Corporation or any corporation controlled by Corporation, (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Corporation or any corporation controlled by Corporation, or (3) any acquisition by a Person of 25% of the Outstanding Corporation Voting Securities as a result of an acquisition of common stock of Corporation by Corporation which, by reducing the number of shares of common stock of Corporation outstanding, increases the proportionate number of shares beneficially owned by such Person to 25% or more of the Outstanding Corporation Voting Securities; provided, however, that if a Person shall become the beneficial owner of 25% or more of the Outstanding Corporation Voting Securities by reason of a share acquisition by Corporation as described above and shall, after such share acquisition by Corporation, become the beneficial owner of any additional shares of common stock of Corporation, then such acquisition of additional shares shall constitute a Change in Control;

(B)           during any period of not more than two consecutive years commencing after the Effective Date, individuals who at the beginning of such period constitute the Board, together with any new director(s) whose election by the Board or nomination for election by Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved in the manner set forth in this clause (B) (which shall not include any director designated by a person who has entered into an agreement with Corporation to effect a transaction described in Sections 2(a)(vii)(A), (C) or (D)), cease for any reason to constitute at least a majority of the Board;

(C)           the consummation by Corporation of a merger or consolidation, or a sale or other disposition of all or substantially all of the assets of Corporation (“Business Combination”), except for a merger or consolidation which would result in the beneficial owners of the Outstanding Corporation Voting Securities immediately prior thereto continuing to beneficially own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66-2/3% of the combined voting power of the then-outstanding voting securities of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns Corporation or all or substantially all of Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportion as their ownership immediately prior to such Business Combination; provided, however, that a merger or consolidation effected to implement a recapitalization of Corporation (or similar transaction) in which no Person acquires beneficial ownership of more than 25% of the Outstanding Corporation Voting Securities shall not constitute a Change in Control except as otherwise provided above in clause (A); or

(D)          the stockholders of Corporation approve a plan of complete liquidation of Corporation or an agreement for the sale or disposition by Corporation of all or substantially all of Corporation’s business assets.

(viii)        “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Officer’s employment under the provision so indicated.  The Notice of Termination shall also set forth the applicable Date of Termination (which date shall be consistent with Section 2(ix) hereof).

(ix)           “Date of Termination” shall mean (A) if Officer’s employment is terminated due to Officer’s death, the date of Officer’s death; (B) if Officer’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Officer shall not have returned to the full-time performance of Officer’s duties during such thirty (30)-day period), and (C) if Officer’s employment is terminated pursuant to Section 2(a)(i), Section 2(a)(ii), Section 2(a)(iii) or Section 2(a)(iv) or for any other reason (other than death or Disability (as defined in Section 2(c)), the date specified in the Notice of Termination (which shall not be less than thirty (30) days from the date such Notice of Termination is given, except that in the case of a Termination for Cause the Date of Termination may be as early as the date such Notice of Termination is given, and in the case of a termination for Good Reason or in connection with a Covered Resignation the Date of Termination shall not be less than sixty (60) days from the date such Notice of Termination is given, and in all cases the Date of Termination shall not be more than ninety (90) days from the date such Notice of Termination is given).

(x)            “Accrued and Other Obligations” shall mean:

(A)          any Base Salary that had accrued, but had not been paid (including accrued and unpaid vacation time), as of the Date of Termination, which will be paid not later than the next regularly scheduled payroll date following the Date of Termination; and

(B)           any bonus payable pursuant to Section 3(b) with respect to any fiscal year (if Officer was employed by Corporation on the last day of that fiscal year) that had not previously been paid, which will be paid in accordance with Section 3(b) or if the Date of Termination is later than such date, within sixty (60) days following the Date of Termination with such payment date within such time period within Corporation’s sole discretion; and

(C)           any reimbursement due to Officer pursuant to the terms of Section 3(c)(iv) for expenses incurred under that subsection by Officer prior to the Date of Termination, which will be paid upon or promptly following the Date of Termination or, if later, promptly following Officer’s request for reimbursement of such expenses and submission of receipts and other appropriate documentation thereof in accordance with Corporation’s usual policies subject to the time limitations of Section 3(c)(iv); and

(D)          any vested deferred compensation, including, without limitation, any deferred and vested performance award, any stock units or other equity-based awards that were vested and subject to a deferral election by Officer as of the Date of Termination, and any pension plan, profit sharing plan, and supplemental retirement plan benefits of Officer that were accrued and vested as of the Date of Termination; which, in each case, will be paid in accordance with the terms and conditions of the applicable plan, program, award or agreement; and

(E)           any rights, payments or benefits under any other applicable plans, programs, policies or arrangements of Corporation in which Officer participated as of the Date of Termination (or if the basis for Good Reason is pursuant to Section 2(a)(iii)(F), the plan, program, policy or arrangement in which Officer participated in immediately prior to the action giving rise to Good Reason), including, without limitation, any equity or long-term incentive plan or pursuant to any then-outstanding equity awards granted by Corporation to Officer, to the full extent of Officer’s rights under any such plans, policies, arrangements or agreements.

(xi)           “Effective Date” shall mean October 26, 2005, the date that Corporation and Officer entered in to the Prior Employment Agreement.

(xii)          “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

(b)           Basic Term.  The term of employment hereunder shall commence on the Effective Date and continue for a continuous period of three (3) years, subject to earlier termination as provided in this Section 2 (the “Employment Period”).  Thereafter, unless either party provides written notice to the other of its intent not to extend the Employment Period at least sixty (60) days prior to each anniversary of the Effective Date, the Employment Period shall be extended for an additional year, so that at all times the Employment Period shall be for a period of at least three (3) years, unless earlier terminated as provided in this Agreement; provided, further, that if a Change in Control occurs during the Employment Period, the term of this Agreement shall continue in effect for a period of not less than thirty-six (36) months beyond the month in which such Change in Control occurred.  A determination by either party not to renew the Employment Period in accordance herewith and delivery of a notice of such non-renewal shall not be deemed a breach of this Agreement.  The Employment Period shall terminate at Corporation’s regular close of business on the Date of Termination (or, if the Date of Termination is not a regular business day, at 6:00 p.m. Pacific Time on the Date of Termination).

(c)           Termination by Corporation.  Corporation may terminate Officer’s employment hereunder (i) for Cause (but only in accordance with Section 2(a)(i) and only after the requisite Board vote has been obtained), or (ii) without Cause, or (iii) in the event of Officer’s Disability.  For purposes of this Agreement, the term “Disability” shall mean a physical or mental impairment which renders Officer unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on Corporation, for a period of at least six (6) months.  Except as provided below, the determination of whether a Disability exists shall be made by a medical doctor selected by Corporation and Officer.  If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third medical doctor who shall be the approved medical doctor for this purpose.

(d)           Termination by Officer.  Officer may terminate his employment hereunder at any time (i) for Good Reason (subject to Corporation’s opportunity to cure, if applicable, the circumstance(s) giving rise to Good Reason in the time period set forth in Section 2(a)(iii)), or (ii) pursuant to a Covered Resignation, or (iii) pursuant to a Voluntary Termination or upon thirty (30) days’ written Notice of Termination to Corporation, in the event of Officer’s Disability.

(e)           Termination by Death.  Officer’s employment hereunder shall terminate upon Officer’s death.

(f)            Terminations in General.  Any termination of Officer’s employment pursuant to Section 2(c), 2(d) or 2(e) shall not be deemed to be a breach of this Agreement.  Any termination of Officer’s employment pursuant to Section 2(c), 2(d) or due to Officer’s Disability shall be communicated by the terminating party by a Notice of Termination.

3.             Salary, Benefits and Bonus Compensation.

(a)           Base Salary.  During the Employment Period, Corporation agrees to pay to Officer a base salary at an annualized rate of $575,000.00 from the Effective Date through January 25, 2007, and a base salary at an annualized rate of $600,000.00 from January 26, 2007 through the end of the Employment Period (“Base Salary”), payable in accordance with Corporation’s regular payroll practices in effect from time to time, but not less frequently than monthly installments.  Officer’s Base Salary and other incentives shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”), which may increase (but not decrease) Officer’s Base Salary and grant such other incentives as it, in its sole discretion, determines appropriate.  After any such increase in Base Salary, the term “Base Salary” shall refer to the increased amount.

(b)           Bonuses.  Officer shall be eligible to receive a bonus for each year (or portion thereof) during the Employment Period and any extensions thereof, provided that, except as otherwise provided herein, Officer has remained employed by Corporation for the entire year.  Officer’s target bonus opportunity for any particular year (“Target Bonus”) shall equal two hundred percent (200%) of Officer’s Base Salary in effect for that year.  The amount of bonus payable to Officer for any particular year will be determined by the Compensation Committee, in its sole discretion, taking into account the performance of the Corporation and Officer for that particular year.  All such bonuses shall be payable within 45 days after the end of the year to which such bonus relates.

(c)           Additional Benefits.  During the Employment Period, Officer shall be entitled to the following employee and fringe benefits:

(i)            Officer Benefits.  Officer shall be eligible to participate in such of Corporation’s benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of Corporation on a basis no less favorable than provided to such other executive officers, including, without limitation, profit sharing plans, annual physical examination, dental and medical plans, personal catastrophe and disability insurance, and retirement plans.  Officer shall be eligible to participate in Corporation’s 2000 Stock Incentive Plan, 2006 Performance Incentive Plan and any successor plan or any other equity or long-term incentive plan of Corporation.  Notwithstanding anything else contained herein to the contrary, during the Employment Period in no event shall Officer be eligible to participate in or receive benefits under any severance plan, program, policy, arrangement or agreement of Corporation other than this Agreement.  Section 4(b)(viii) of this Agreement shall apply in the event that any payment, entitlement, benefit or distribution to Officer or for Officer’s benefit during the Employment Period (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise and whether pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock, restricted stock unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing) would be subject to the excise tax imposed by Section 4999 of the Code or to any similar tax imposed by federal, state or local law or any interest or penalties imposed with respect to such excise or other similar tax.  The provision of the annual physical exam to or for Officer pursuant to this Section 3(c)(i) in one taxable year shall not affect the provision of such annual physical exam to or for Officer in any other taxable year.  Any reimbursement to Officer of the cost of any annual physical exam under this Section 3(c)(i) shall be paid to Officer on or before the last day of Officer’s taxable year following the taxable year in which the expense was incurred.  The right to the annual physical exams under this Section 3(c)(i) may not be liquidated or exchanged for any other benefit.

(ii)           Vacation.  Officer shall be entitled to five (5) weeks of vacation during each year during the Employment Period, prorated for partial years.  Upon Officer’s completion of fifteen (15) years of service to Corporation, Officer’s vacation accrual rate shall increase to six (6) weeks per year effective on and after such date.

(iii)          Life Insurance.  During the Employment Period, Corporation shall at its expense procure and keep in effect term life insurance on the life of Officer, payable to such beneficiaries as Officer may from time to time designate, in the aggregate amount of $2,000,000.  Such policy shall be owned by Officer or by a member of his immediate family.

(iv)          Reimbursement for Expenses.  During the Employment Period, Corporation shall reimburse Officer for reasonable and properly documented (in accordance with the Corporation’s policies as in effect from time to time) out-of-pocket business and/or entertainment expenses incurred by Officer in connection with his duties under this Agreement.  In addition, Corporation shall promptly pay Officer’s legal fees and other expenses incurred in the negotiation and preparation of this Agreement (including any amendments or modifications thereto) and the Indemnification Agreement entered into by and between Corporation and Officer on or about the Effective Date, including any amendments or modifications thereto (the “Indemnification Agreement”) promptly upon receiving copies of the invoices for such fees and expenses.  The payment of the legal fees and other expenses provided to or for Officer pursuant to this Section 3(c)(iv) in one taxable year shall not affect the amount of the payment of such legal fees and other expenses provided to or for Officer in any other taxable year.  Any reimbursement to Officer of legal fees or expenses under this Section 3(c)(iv) shall be paid to Officer on or before the last day of Officer’s taxable year following the taxable year in which the expense was incurred.  The right to payment of legal fees and expenses under this Section 3(c)(iv) may not be liquidated or exchanged for any other benefit.

4.             Severance Compensation.  If Officer’s employment by Corporation is terminated during the Employment Period for any reason by Corporation or Officer, or upon or following the Employment Period in the absence of a successor employment agreement by and between Officer and Corporation to the contrary, Corporation shall have no further obligation to provide to Officer, and Officer shall have no further right to receive or obtain from Corporation, any severance payments or benefits except:

(a)           Accrued and Other Obligations.  Corporation shall pay Officer (or, in the event of his death, Officer’s estate) the Accrued and Other Obligations, subject to tax withholding and other authorized deductions.  Officer shall also be entitled to any amounts or advances required by Section 6(h)(iii) or pursuant to the Indemnification Agreement or any similar successor indemnification agreement by and between Officer and Corporation.  If Officer’s employment by Corporation terminates after (but not during) the Employment Period,

Officer shall be eligible for participation in any severance program, plan or policy then in effect on the same terms and conditions generally applicable to Corporation’s senior executives (other than as provided in individual employment agreements) or, if the program, plan or policy is of general applicability, to Corporation’s employees generally.  For purposes of clarity, this Section 4(a) does not require a duplication of any Accrued or Other Obligation, reimbursement or other payment or benefit, otherwise payable in the circumstances pursuant to any other applicable plan, program, policy, arrangement or award.

(b)           Termination Upon a Change in Control.  If, during the Employment Period (but not following the expiration of the Employment Period), Officer’s employment is terminated in a Termination Upon a Change in Control, Corporation shall pay or provide Officer (in addition to the payments and entitlements in Section 4(a)) the following benefits, subject to tax withholding and other authorized deductions:

(i)            Corporation shall pay Officer, at the time specified in Section 4(e), a lump sum cash amount equal to Officer’s Target Bonus for the year in which the Date of Termination occurs, pro-rated based on the number of days in such year that had elapsed as of the Date of Termination.

(ii)           Corporation shall pay to Officer, at the time specified in Section 4(e), a lump sum cash severance payment equal to the sum of (x) three (3) times Officer’s Base Salary (at the greater of the highest annualized rate in effect in the year preceding the Date of Termination or the year in which the Date of Termination occurs), plus (y) three (3) times the greater of Officer’s Target Bonus for the year in which the Date of Termination occurs or the highest annual bonus received by Officer in the three (3) years immediately prior to the Change in Control (for purposes of the foregoing clause, Corporation and Officer hereby agree that Officer’s annual bonus for the year 2004 was $1 million).

(iii)          For a period of three (3) years following the Date of Termination, Corporation shall continue to provide Officer and Officer’s eligible family members, based on the cost sharing arrangement between Officer and Corporation on the date of the Change in Control, with medical and dental health benefits at least equal in the aggregate to those which would have been provided to Officer and Officer’s eligible family members if Officer’s employment had not been terminated or, if more favorable to Officer, as in effect generally at any time thereafter; provided, however, that if Officer becomes re-employed with another employer and he and his dependents are eligible to receive medical and dental health benefits under another employer’s plans, Corporation’s obligations under this Section 4(b)(iii) shall be reduced to the extent comparable benefits with respect to Officer and his dependents are actually received by Officer following Officer’s termination, and any such benefits actually received by Officer shall be reported by Officer to Corporation.  In the event Officer and his dependents are or become ineligible under the terms of such benefit plans or programs to continue to be so covered through the end of the three-year period following the Date of Termination, in such event, Corporation shall provide Officer and his dependents with substantially equivalent coverage through other sources or shall provide Officer with a lump sum payment in such amount that, after all taxes on that amount, shall be equal to the cost to Officer of providing Officer such benefit coverage until the end of such period.  The lump sum payment shall be determined on a present value basis using the interest rate provided in Section

1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) on the Date of Termination (the “Interest Rate”).  In addition, during the three-year period following the Date of Termination, Corporation shall continue to pay the premiums for the term life insurance policy described in Section 3(c)(iii) above.  At the end of the three-year period following the Date of Termination, Officer, Officer’s spouse and Officer’s dependents shall be entitled to continuation coverage pursuant to Section 4980B of the Code, Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if Officer had then terminated employment with Corporation. To the extent that the foregoing medical and dental benefits are taxable to Officer, any medical or dental reimbursement payments shall be paid to Officer on or before the last day of Officer’s taxable year following the taxable year in which the expense was incurred and the payment of any tax-gross up payments shall be paid to Officer on or before the last day of the end of Officer’s taxable year following the taxable year in which Officer (or the Corporation) pays or remits the related taxes.  The medical and dental benefits and payment of term life insurance premiums described herein are not subject to liquidation or exchange for another benefit.  The amount of the foregoing benefits that the Officer receives in one taxable year shall not affect the amount of the foregoing benefits that the Officer receives in any other taxable year.

(iv)          Officer shall be fully vested in Officer’s accrued benefits under any qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plans maintained by Corporation for Officer’s benefit, except to the extent the acceleration of vesting of such benefits would violate any applicable law or require Corporation to accelerate the vesting of the accrued benefits of all participants in such plan or plans, in which case Corporation shall pay Officer a payment at the time such benefit would have otherwise been paid pursuant to the applicable plan in an amount equal to the value of such accrued benefits that would have become vested but for the application of the preceding clause, plus Corporation shall pay Officer at the time specified in Section 4(e) an amount equal to the present value (calculated using the Interest Rate) of the amounts Corporation would have contributed to Officer’s account under Corporation’s 401(k) plan as a matching contribution had Officer remained employed by Corporation for three (3) years after Officer’s Date of Termination and had Officer made the maximum elected deferral contributions (based on the 401(k) contribution formula and plan limits in effect on the Date of Termination).

(v)           Officer shall be entitled to accelerated vesting as of the Date of Termination of any then-outstanding awards granted to Officer under Corporation’s stock and other equity and long-term incentive plans (to the extent such awards have not previously become vested).  Any stock options that are then vested (including any that become vested pursuant to the preceding sentence) and that are granted to Officer on or after the Effective Date shall, notwithstanding any provision of any applicable plan or award agreement, remain exercisable until the later of (x) three (3) years after the Date of Termination or (y) the date specified in the applicable plan or award agreement; provided in no event shall any stock option be exercisable beyond its original expiration date.  Notwithstanding the foregoing two sentences, any equity-based awards that are subject to forfeiture and/or vesting requirements based on the satisfaction of performance-based criteria, to the extent that such awards are outstanding as of the Date of Termination, shall continue to be governed by the provisions of the applicable award agreement in the circumstances; provided, however, that to the extent that any such then-outstanding equity-based awards are subject to forfeiture and/or vesting requirements based on the passage of time, such awards shall be fully accelerated with respect to such time-based forfeiture and/or vesting provisions.

(vi)          Corporation shall furnish Officer for six (6) years following the Date of Termination (without reference to whether the Employment Period continues in effect) with directors’ and officers’ liability insurance insuring Officer against insurable events which occur or have occurred while Officer was a director or officer of Corporation, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Change in Control, and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability issuance policies provided for officers and directors of Corporation in force from time to time, provided, however, that such terms, conditions and exceptions shall not be, in the aggregate, materially less favorable to Officer than those in effect on the Effective Date; provided, further, that if the aggregate annual premiums for such insurance at any time during such period exceed one hundred and fifty percent (150%) of the per annum rate of premium currently paid by Corporation for such insurance, then Corporation shall provide the maximum coverage that will then be available at an annual premium equal to one hundred and fifty percent (150%) of such rate.

(vii)         In any situation where under applicable law Corporation has the power to indemnify (or advance expenses to) Officer in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys’ fees) of any nature related to or arising out of Officer’s activities as an agent, employee, officer or director of Corporation or in any other capacity on behalf of or at the request of Corporation, Corporation shall promptly on written request, indemnify (and advance expenses to) Officer to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as Corporation may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement.  Such agreement by Corporation shall not be deemed to impair any other obligation of Corporation respecting Officer’s indemnification (or advancement of expenses) otherwise arising out of this or any other agreement or promise of Corporation or under any corporate governance document of Corporation or under statute or applicable law.

(viii)        (A)  Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, entitlement, benefit or distribution to Officer or for Officer’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise and whether pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock, restricted stock unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or to any similar tax imposed by federal, state or local law or any interest or penalties imposed with respect to such excise or other similar tax (such tax or taxes, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then Officer shall, be entitled to receive from Corporation an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Payments and the Gross-Up Payment retained by Officer after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 4(b)(viii), and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payments;

(B)           All determinations required to be made under this Section 4(b)(viii), including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide Officer and Corporation with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from Officer or Corporation that Officer has received or will receive a Payment.  For purposes of making the determinations and calculations required herein; the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code, provided that the Accountant’s determinations must be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code).  For the purposes of this Section 4(b)(viii), the “Accountants” shall mean Corporation’s independent certified public accountants serving immediately prior to the Change in Control to the extent they may lawfully perform such services.  In the event that the Accountants are prohibited from providing such services or are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Officer shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder).  All fees and expenses of the Accountants shall be borne solely by Corporation;

(C)           For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax.  For purposes of determining the amount of the Gross-Up Payment, Officer shall be deemed to pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Officer’s adjusted gross income); and to have otherwise allowable deductions for Federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Officer’s adjusted gross income.  To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by Corporation at the time Officer is entitled to receive the Payments and in no event will any Gross-Up Payment be paid later than five days after the receipt by Officer of the Accountant’s determination.  Any determination by the Accountants shall be binding upon Corporation and Officer;

(D)          As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than Corporation should have paid pursuant to this Section 4(b)(viii) (the “Underpayment”).  In the event that Corporation exhausts its remedies pursuant to Section 4(b)(viii)(F) and Officer is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by Corporation to or for Officer’s benefit but in all events within thirty (30) days of Corporation exhausting such remedies;

(E)           Officer and Corporation shall each provide the Accountants access to and copies of any books, records and documents in the possession of Corporation or Officer, as the case may be, reasonably requested by the Accountants, and otherwise cooperate with the Accountants in connection with the preparation and issuance of the determination contemplated by this Section 4(b)(viii); and

(F)           Officer shall notify Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Corporation of the Gross-Up Payment.  Such notification shall be given as soon as practicable after Officer is informed in writing of such claim and shall apprise Corporation of the nature of such claim and the date on which such claim is requested to be paid.  Officer shall not pay such claim prior to the expiration of the 30-day period following the date on which Officer gives such notice to Corporation (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due).  If Corporation notifies Officer in writing prior to the expiration of such period that it desires to contest such claim, Officer shall:

•      give Corporation any information reasonably requested by Corporation relating to such claim;

•      take such action in connection with contesting such claim as Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Corporation;

•      cooperate with Corporation in good faith in order to effectively contest such claim; and

•      permit Corporation to participate in any proceedings relating to such claims; provided, however, that Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Officer for and hold Officer harmless from, on an after-tax basis, any Excise Tax or income tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses.  Without limiting the foregoing provisions of this Section 4(b)(viii), Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Officer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Officer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Corporation shall determine; provided, however, that if Corporation directs Officer to pay such claim and sue for a refund, Corporation shall make such payment on behalf of Officer, and shall indemnify Officer for and hold Officer harmless from, on an after-tax basis, any Excise Tax or income or other tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment, but shall be entitled to any refund received by or on behalf of Officer because of the claim Corporation has directed him to pay; provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Officer with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority;

(G)           Notwithstanding anything to the contrary in this Section 4(b)(viii), any payment under this Section 4(b)(viii) shall be paid to Officer promptly but in no event later than the last day of the end of Officer’s taxable year following the taxable year in which Officer (or the Corporation) pays or remits the related taxes.  Additionally, to the extent Officer is entitled to the reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, such reimbursement shall be made to Officer on or before the last day of Officer’s taxable year following the taxable year in which the taxes that are the subject of the audit or litigation are paid or, if no such taxes are paid, on or before the last day of the taxable year following the taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

(c)           Termination Other Than For Cause or Termination For Good Reason.  If, during the Employment Period (but not following the expiration of the Employment Period), Officer’s employment is terminated by Corporation in a Termination Other Than For Cause or by Officer in a Termination For Good Reason, Officer shall be entitled to the benefits provided below (in addition to the payments and entitlements in Section 4(a)), subject to tax withholding and other authorized deductions:

(i)            Corporation shall pay Officer, at the time specified in Section 4(e), a lump sum cash amount equal to Officer’s Target Bonus for the year in which the Date of Termination occurs, pro-rated based on the number of days in such year that had elapsed as of the Date of Termination.

(ii)           Corporation shall pay to Officer, at the time specified in Section 4(e), a lump sum cash severance payment equal to the sum of (x) two (2) times Officer’s Base Salary (at the greater of the highest annualized rate in effect in the year preceding the Date of Termination or the year in which the Date of Termination occurs), plus (y) two (2) times the greater of Officer’s Target Bonus for the year in which the Date of Termination occurs or the highest annual bonus received by Officer in the three (3) years immediately prior to the year in which the Date of Termination occurs (for purposes of the foregoing clause, the amount set forth in Section 4(b)(ii) above shall be used to determine Officer’s annual bonus for the year 2004).

(iii)          Officer shall be entitled to accelerated vesting as of the Date of Termination of any then-outstanding awards granted to Officer under Corporation’s stock and other equity and long-term incentive plans (to the extent such awards have not previously become vested).  Any stock options that are then vested (including any that become vested pursuant to the preceding sentence) and that are granted to Officer on or after the Effective Date shall, notwithstanding any provision of any applicable plan or award agreement, remain exercisable until the later of (x) three (3) years after the Date of Termination or (y) the date specified in the applicable plan or award agreement; provided in no event shall any stock option be exercisable beyond its original expiration date.  Notwithstanding the foregoing two sentences, any equity-based awards that are subject to forfeiture and/or vesting requirements based on the satisfaction of performance-based criteria, to the extent that such awards are outstanding as of the Date of Termination, shall continue to be governed by the provisions of the applicable award agreement in the circumstances; provided, however, that to the extent that any such then-outstanding equity-based awards are subject to forfeiture and/or vesting requirements based on the passage of time, such awards shall be fully accelerated with respect to such time-based forfeiture and/or vesting provisions.

(iv)          Officer and his family members shall be entitled to continuation of medical and dental benefits on the same basis as provided in Section 4(b)(iii), except the maximum time period for such coverage shall be two years following the Date of Termination.  In addition, during the two-year period following the Date of Termination, Corporation shall continue to pay the premiums for the term life insurance policy described in Section 3(c) above.  To the extent that the foregoing medical and dental benefits are taxable to Officer, any medical or dental reimbursement payments shall be paid to Officer on or before the last day of Officer’s taxable year following the taxable year in which the expense was incurred and the payment of any tax gross-up payments shall be paid to Officer on or before the last day of the end of Officer’s taxable year following the taxable year in which Officer pays the related taxes.  The medical and dental benefits and payment of term life insurance premiums described herein are not subject to liquidation or exchange for another benefit.  The amount of the foregoing benefits that the Officer receives in one taxable year shall not affect the amount of the foregoing benefits that the Officer receives in any other taxable year.

(v)           Section 4(b)(viii) of this Agreement shall apply in the event that any payment, entitlement, benefit or distribution to Officer or for Officer’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise and whether pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock, restricted stock unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing) would be subject to the excise tax imposed by Section 4999 of the Code or to any similar tax imposed by federal, state or local law or any interest or penalties imposed with respect to such excise or other similar tax.

(d)           Termination Upon Death or Disability.  If, during the Employment Period (but not following the expiration of the Employment Period), Officer’s employment is terminated due to his death or Disability, Officer (or Officer’s estate) shall be entitled to the benefits provided below (in addition to the payments and entitlements in Section 4(a)), subject to tax withholding and other authorized deductions:

(i)            Corporation shall pay Officer (or Officer’s estate), at the time specified in Section 4(e), a lump sum cash amount equal to Officer’s Target Bonus for the year in which the Date of Termination occurs, pro-rated based on the number of days in such year that had elapsed as of the Date of Termination.

(ii)           Officer (or Officer’s estate) shall be entitled to accelerated vesting as of the Date of Termination of any then-outstanding awards granted to Officer under Corporation’s stock and other equity and long-term incentive plans (to the extent such awards have not previously become vested).  Any stock options that are then vested (including any that become vested pursuant to the preceding sentence) and that are granted to Officer on or after the Effective Date shall, notwithstanding any provision of any applicable plan or award agreement, remain exercisable until the later of (x) three (3) years after the Date of Termination or (y) the date specified in the applicable plan or award agreement; provided in no event shall any stock option be exercisable beyond its original expiration date.  Notwithstanding the foregoing two sentences, any equity-based awards that are subject to forfeiture and/or vesting requirements based on the satisfaction of performance-based criteria, to the extent that such awards are outstanding as of the Date of Termination, shall continue to be governed by the provisions of the applicable award agreement in the circumstances; provided, however, that to the extent that any such then-outstanding equity-based awards are subject to forfeiture and/or vesting requirements based on the passage of time, such awards shall be fully accelerated with respect to such time-based forfeiture and/or vesting provisions.

(iii)          Officer and his family members shall be entitled to continuation of medical and dental benefits on the same basis as provided in Section 4(b)(iii), except the maximum time period for such coverage shall be one year following the Date of Termination.

(e)           Timing of Payments.  Subject to Section 6(n), the payments provided for, as applicable, in Sections 4(b)(i), (ii) and (iv) (to the extent provided therein) or Sections 4(c)(i) and (ii) or Section 4(d)(i) shall be made not later than the fifth (5th) day following the Date of Termination, with the payment date within such time period within Corporation’s sole discretion, provided that the Date of Termination occurs on the same date as Officer’s “separation from service” (within the meaning of Section 409A of the Code) from Corporation and its subsidiaries, otherwise such amounts shall be paid upon or within five (5) days following the date that Officer incurs such a separation from service, with the payment date within such time period within Corporation’s sole discretion.

(f)            No Mitigation.  Officer shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise nor, except as provided in Section 4(b)(iii) or Section 4(c)(iv), shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Officer as the result of employment by another employer or self-employment, by retirement benefits or by offset against any claim or amount claimed to be owed by Officer to Corporation, or otherwise.

(g)           Exclusive Remedy.  Officer agrees that the payments, benefits and entitlements contemplated by this Section 4 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award) shall, if such payments, benefits or entitlements are actually made or provided and such accelerated vesting and any other equity provision is actually effected (including with respect to delivery of shares and the post-termination exercise period for options) as contemplated by the applicable provisions of this Section 4 depending upon the circumstances in which the termination occurs, constitute the sole and exclusive remedy for such termination of his employment, and, provided such payments, benefits or entitlements are actually made as set forth herein, Officer covenants not to assert or pursue any other remedies, at law or in equity, with respect to such termination of employment.  This Section 4(g) does not in any way limit any right of either party to contest the characterization of a termination of employment (for example, and without limitation, the right of Officer to contest whether Corporation had Cause to terminate Officer’s employment in a purported Termination For Cause) and, if successful, to receive the payments, benefits or entitlements due for such a termination in accordance with the terms hereof.

5.             Covenants.

(a)           Confidentiality.  Officer hereby agrees that Officer shall not at any time (whether during or after Officer’s employment with Corporation), directly or indirectly, other than in the course of Officer’s duties hereunder, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below); provided, however, that this Section 5(a) shall not apply when (i) disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Officer to disclose or make available such information (provided, however, that Officer shall promptly notify Corporation in writing upon receiving a request for such information), or (ii) with respect to any other litigation, arbitration or mediation involving this Agreement or any other agreement between Officer and Corporation, including but not limited to enforcement of such agreements.  Officer agrees that, upon termination of Officer’s employment with Corporation, all Confidential Information in Officer’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to Corporation and shall not be retained by Officer or furnished to any third party, in any form except as provided herein; provided, however, that Officer shall not be obligated to treat as confidential, or return to Corporation copies of any Confidential Information that (a) was publicly known at the time of disclosure to Officer, (b) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to Corporation by Officer, or (c) is lawfully disclosed to Officer by a third party.  As used in this Agreement, the term “Confidential Information” means: information disclosed to Officer or known by Officer as a consequence of or through Officer’s relationship with Corporation, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of Corporation and its affiliates.  Anything elsewhere to the contrary notwithstanding, Officer shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and Rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that Officer reasonably believes may be needed for tax purposes, (iv) copies of plans, programs and agreements relating to his compensation, or employment or termination thereof, with Corporation and (v) minutes, presentation materials and personal notes from any meeting of the Board, or any committee thereof, while Officer was a member of the Board or such committee.

(b)           Noncompetition.  Officer acknowledges and agrees that Officer’s services pursuant to this Agreement are unique and extraordinary, and that Officer will have access to and control of Confidential Information of Corporation which is vital to the success of Corporation’s business.  Officer further acknowledges that because of Officer’s knowledge of Corporation’s Confidential Information it is unlikely that Officer could work for a competitor of Corporation without divulging such Confidential Information.  Officer further acknowledges that the business of Corporation is national in scope and cannot be confined to any particular geographic area of the United States.  For the foregoing reasons, and in consideration for the benefits offered by Corporation under this Agreement, Officer hereby agrees that during the Employment Period, Officer shall not accept employment nor engage as a consultant with a competitor of Corporation in the real estate investment trust industry.

(c)           Non-Solicitation.

(i)            Officer promises and agrees that during the Employment Period and for a period of one (1) year thereafter, Officer will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner or participant in any business, influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of any entity within the Company Group (as defined below), either directly or indirectly, to divert their business away from the Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group, and he will not otherwise materially interfere with any business relationship of any entity within the Company Group.  For purposes of this Agreement, “Company Group” means Corporation and its subsidiaries.

(ii)           Officer promises and agrees that during the Employment Period and for a period of one (1) year thereafter, Officer will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of an entity within the Company Group who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.

6.             Miscellaneous.

(a)           Payment Obligations.  Corporation’s obligation to pay Officer the compensation and to make the arrangements provided herein shall be unconditional, and Officer shall have no obligation whatsoever to mitigate damages hereunder.

(b)           Business Clubs.  Officer may designate up to two dining clubs, country clubs, athletic clubs, or similar organizations in which Officer has membership interests (in addition to his membership in Virginia Country Club in Long Beach, California), and for the Employment Period, Corporation shall reimburse Officer for the monthly dues and for all charges for use of such clubs or organizations for business purposes on behalf of Corporation.  The “Agreement Concerning Club Membership” by and between Officer and Corporation effective as of July 22, 2004 (the “VCC Agreement”) continues in effect in accordance with its terms.  Any reimbursement to Officer of monthly club dues and other charges under this Section 6(b) shall be paid to Officer promptly but in no event later than the last day of Officer’s taxable year following the taxable year in which the expense was incurred.  The right to reimbursement of monthly club dues and other charges under this Section 6(b) may not be liquidated or exchanged for any other benefit.  The reimbursement of monthly club dues and other charges provided to Officer pursuant to this Section 6(b) in one year shall not affect the amount of monthly club dues and other charges that may be reimbursed for Officer in any other taxable year.

(c)           Waiver.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.  Any waiver to be effective must be in writing, specifically referring to the provision being waived and signed by the party against whom the waiver is being enforced.

(d)           Entire Agreement; Modifications.  Except as otherwise provided herein, this Agreement, together with the Non-Integrated Agreements, represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement and the Non-Integrated Agreements supersede any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Officer from Corporation (provided that in no event does this Agreement or any of the Non-Integrated Agreements supersede Officer’s outstanding equity award agreements).  All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.  The “Non-Integrated Agreements” are the following: (i) the VCC Agreement, (ii) Corporation’s Insider Trading Policy in effect as of the Effective Date which has been acknowledged by Officer, and (iii) the Indemnification Agreement.

(e)           Notices.  All notices and other communications under this Agreement shall be in writing and shall be given (i) when personally delivered to the recipient (provided a written acknowledgement of receipt is obtained), (ii) three days after mailing by first class mail, postage pre-paid, certified or registered with return receipt requested or (iii) one day after being sent by a nationally recognized overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier), to the party concerned at the address indicated below:

If to Corporation:	HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806
Attention: Chairman of the Board

copy to:	HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806
Attention: General Counsel

If to Officer:	To most recent home address in Corporation’s records.

Any party may change such party’s address for notices by notice duly given pursuant to this Section 6(e).

(f)            Headings.  The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

(g)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents, without reference to principles of conflicts of law.

(h)           Arbitration; Dispute Resolution, etc.

(i)            Arbitration Procedure.  Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof, or any other dispute between Officer and Corporation arising out of or related to Officer’s employment by Corporation (each of the foregoing, a “Dispute”), shall be settled by final and binding arbitration administered by the JAMS/Endispute in Los Angeles, California in accordance with its then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes.  In the event of such an arbitration proceeding, Officer and Corporation shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators.  In the event Officer and Corporation cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator.  Neither Officer nor Corporation nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.  Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings under this Section 6(h)(i).  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  The arbitrator shall render an award and a written, reasoned opinion in support thereof.  Judgment upon the award may be entered in any court having jurisdiction thereof.  Corporation shall pay all fees and expenses of the Arbitrator regardless of the result and shall provide all witnesses and evidence reasonably required by Officer to present Officer’s case.  For purposes of this Section 6(h), references to “this Agreement” shall include its Exhibits.

(ii)           Advance of Payment.  In the event the Corporation fails to pay to Officer amounts Officer reasonably determines in good faith are due to him under Section 4(b) or 4(c) and an arbitration is brought in good faith which involves a determination as to whether Officer is entitled to the benefits contemplated by Section 4(b) or 4(c), Corporation shall advance the Advancement Amount to Officer within thirty (30) days after Corporation receives from Officer a written agreement (in a form reasonably acceptable to Corporation) pursuant to which Officer agrees that if the arbitration is not resolved in Officer’s favor, Officer shall promptly repay to Corporation the entire Advancement Amount plus interest at the Interest Rate, compounded quarterly (but subject to offset for any amounts and/or entitlements that the arbitrator deems Officer is entitled to under this Agreement) and in all cases provided that, in the opinion of counsel to Corporation, such arrangement will not violate any provision of law applicable to Corporation; provided, however, that in all events the Corporation shall not advance the Advancement Amount to Officer prior to the date specified in Section 4(e) (after application of Section 6(n), if applicable).  In the event that the arbitrator determines that Officer is entitled to the benefits contemplated by Section 4(b) or 4(c), then the Corporation shall promptly pay to Officer the net additional amount due (the total payment contemplated by Section 4(b) or 4(c), as applicable, less the Advancement Amount) together with interest at the Interest Rate, compounded quarterly from the commencement of the arbitration to the date of such payment; provided that no such payment shall result in an acceleration of any payment or benefits received unless Officer agrees in writing and such acceleration complies with Final Treasury Regulation 1.409A-3(j)(4)(xiv).  In no event shall Officer be entitled to the benefits contemplated by Section 4(b) and the benefits contemplated by Section 4(c).  In the event there is a dispute as to whether Officer is entitled to the benefits provided by Section 4(b), the “Advancement Amount” is equal to fifty percent (50%) of the amount of Corporation’s obligations pursuant to Section 4(b)(i) and Section 4(b)(ii) (calculated assuming that Officer was entitled to the benefits set forth therein).  In the event there is a dispute as to whether Officer is entitled to the benefits provided by Section 4(c), and assuming Section 4(b) reasonably does not apply, the “Advancement Amount” is equal to fifty percent (50%) of the amount of Corporation’s obligations pursuant to Section 4(c)(i) and Section 4(c)(ii) (calculated assuming that Officer was entitled to the benefits set forth therein).  Corporation and Officer agree that it would not be in good faith for Corporation to dispute any good-faith determination by Officer that Good Reason exists as to circumstances arising upon, after or in connection with a Change in Control.

(iii)          Legal Fees.  In addition to all other amounts payable to Officer under this Agreement, Corporation shall pay to Officer all reasonable legal fees and expenses incurred by Officer in connection with any Dispute arising out of or relating to this Agreement or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any termination of Officer’s employment or in seeking to obtain or enforce any right or benefit provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder), regardless of the outcome of such proceeding; provided, however, that in the event Officer commences such action, Officer shall not be entitled to recover such fees and costs if the arbitrator determines that Officer brought the claim in bad faith or the claim was frivolous.  Any attorney’s fees incurred by Officer shall be paid by Corporation in advance of the final disposition of such action or challenge, as such fees and expenses are incurred; provided, however, that any award against Officer shall require him to repay such amounts, net of any income taxes paid or payable by Officer with respect to such amounts, if such amounts are incurred in connection with an action commenced by Officer if it is ultimately determined by the court that Officer brought, such action in bad faith or the claim was frivolous.  Notwithstanding the foregoing, any payment pursuant to this Section 6(h)(iii) is subject to compliance with Section 2-418 of the Maryland General Corporation Law.  If such legal fees are not reimbursed in connection with a bona fide legal claim exempt Section 409A pursuant to Final Treasury Regulation 1.409-1(b)(11) then (i) the legal fees provided or advanced to or for Officer pursuant to this Section 6(h) in one taxable year shall not affect the amount of legal fees provided or advanced to or for Officer in any other taxable year, (ii) any reimbursement to Officer of legal fees under this Section 6(h) shall be paid to Officer on or before the last day of Officer’s taxable year following the taxable year in which the expense was incurred and (iii) the right to advancement, reimbursement or payment of legal fees under this Section 6(h) may not be liquidated or exchanged for any other benefit.

(i)            Severability.  Should a court or other body of competent jurisdiction, or an arbitrator selected pursuant to Section 6(h), determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted (but in no event beyond the scope and/or time period contemplated by this Agreement) rather than voided, if possible, taking into account the intent of the parties when they entered into this Agreement and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

(j)            Survival of Corporation’s Obligations.  Corporation’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to Corporation.  This Agreement shall not be terminated by any merger or consolidation or other reorganization of Corporation, including a sale, transfer or other disposition of all or substantially all of Corporation’s assets.  In the event any merger, consolidation or reorganization of Corporation, or a sale of all or substantially all of the business assets of Corporation, this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person or the successor to all or substantially all of the business assets of Corporation, as applicable.  This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by Corporation (except to an affiliate of Corporation in which event Corporation shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by Officer.  Officer shall be entitled, to the extent permitted under any applicable law or any Corporation plan, policy, program, arrangement or agreement, to select or change a beneficiary or beneficiaries to receive any compensation or benefit payable or provided to Officer pursuant to this Agreement following Officer’s death by giving Corporation written notice thereof.  In the event of Officer’s death or a judicial determination of his incompetence, references in this Agreement to Officer shall be deemed, where appropriate, to refer to his beneficiary, estate or legal representative, as the case may be and, in all events, in the case of Officer’s death any payments or benefits due to Officer that remain unpaid or outstanding hereunder shall be paid or provided to his designated beneficiary or, in the absence of such designation, his estate.

(k)           Survivorship.  The terms of this Agreement to the extent necessary to carry out the intentions of the parties underlying their respective rights and obligations shall survive any termination of the Employment Period.  For this purpose, the parties intend that the following provisions of this Agreement shall survive any termination or expiration of the Employment Period to the extent necessary to carry out the intentions of the parties as embodied in this Agreement:  Sections 2(a), 4, 5, and this Section 6.  This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express written consent of both parties.

(l)            Representations and Warranties.  Corporation represents and warrants to Officer that (i) execution, delivery and performance of this Agreement by Corporation has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of Corporation is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which Corporation is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of Corporation, enforceable against it in accordance with its terms.  Officer hereby represents to Corporation that execution, delivery and performance of this Agreement by Officer and the performance by Officer of Officer’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement to which Officer is a party or otherwise bound (other than any agreement with Corporation).

(m)          Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Officer’s continuing or future participation in, or entitlements under, any benefit, bonus, incentive or other plan or program of Corporation or any of its subsidiaries or affiliates and for which Officer may qualify, nor shall anything herein limit or reduce such rights as Officer may have under any other agreement with Corporation or its subsidiaries or affiliates, provided that in no event shall Officer be entitled to duplication of payments or benefits.

(n)           Code Section 409A.  To the extent that this Agreement or any plan, program or award of Corporation in which Officer participates or which has been or is granted by Corporation to Officer, as applicable, is subject to Section 409A of the Code, Corporation and Officer agree to cooperate and work together in good faith to timely amend each such plan, program or award to comply with Section 409A of the Code.  In the event that Officer and Corporation do not agree as to the necessity, timing or nature of a particular amendment intended to satisfy Section 409A of the Code, reasonable deference will be given to Officer’s reasonable interpretation of such provisions.  If Officer is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of Officer’s “separation from service” (within the meaning of Section 409A of the Code) and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting Officer to “additional tax”, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following Officer’s “separation from service” shall be paid or provided to Officer in a cash lump-sum, with interest at LIBOR, on the first business day of the seventh calendar month following the month in which Officer’s “separation from service” occurs.  In addition, references to payments to be paid “promptly following the Date of Termination” shall mean as soon as practicable but in all events no later than two and one-half months after the Date of Termination with the payment date within such time period with Corporation’s sole discretion.

(o)           Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

(p)           Withholdings.  All compensation and benefits to Officer hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and withholdings required by applicable law.

(q)           Undertakings.  Corporation agrees that with respect to any undertaking required by Officer in connection with any advancement of expenses or other amounts, whether pursuant to the Bylaws of Corporation, the Indemnification Agreement (or any successor agreement), applicable law or otherwise, and whether or not Officer is employed by Corporation on such date, such undertaking shall condition repayment upon its being ultimately determined by a court having jurisdiction in the matter in a final adjudication from which there is no further right of appeal that Officer is not entitled to be indemnified against such expenses or other amounts by Corporation.  To the extent any such undertaking does not condition repayment in this manner, such undertaking shall be interpreted consistent with this paragraph.

(r)            Inconsistencies.  In the event of any inconsistency between any provision of this Agreement and any provision of any equity award granted by Corporation or the Indemnification Agreement, the provision most favorable to Officer shall govern.

(s)           Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  Officer agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HCP, INC.

By:	/s/ EDWARD J. HENNING
Edward J. Henning
Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary

/s/ JAMES F. FLAHERTY III
James F. Flaherty III